Charter of the Remuneration and Nomination Committee

Healthzone  Limited
ACN 118 715 772

Dated: June 2010

Healthzone Limited
ACN 118 715 772
(Company)

Charter of the Remuneration and Nomination Committee

1.	Introduction

1.1	This Charter governs the composition, membership, roles and responsibilities of the Remuneration and Nomination Committee of the Company (Committee).

1.2	The operation of the Committee is also governed, where applicable, by the constitution of the Company.

2.	Objectives

2.1	The purpose of the Committee is to provide recommendations to and assist the board of directors of the Company (Board) with respect to:

(1)	identifying nominees for directorships and other key executive appointments;

(2)	the composition of the Board;

(3)	ensuring that effective induction and education procedures exist for new Board appointees and key executives;

(4)	ensuring that appropriate procedures exist to assess and review the performance of the Chair, non-executive directors, senior management, Board committees and the Board as a whole; and

(5)	ensuring that remuneration policies and practices of the Company are consistent with its strategic goals and human resource objectives.

3.	Composition

3.1	Members

The Remuneration and Nomination Committee consists of a minimum of two.

The members of the Committee will be appointed and removed by the Board.

3.2	Expertise

Members of the Committee must have an appropriate level of understanding of:

(1)	the principles of corporate governance, including knowledge of the Australian Stock Exchange Limited’s (ASX) Principles of Good Corporate Governance and Best Practice Recommendations;

(2)	the Company’s businesses and organisation structure;

(3)	the functions of the Board and the various roles and responsibilities of directors and other key executive positions; and

(4)	company management, at a senior level.

3.3	Chairman and Secretary

The Committee will be chaired by a  non-executive director (Chair).

The Chief Executive Officer will act as secretary of the Committee (Secretary) unless determined otherwise by the Board.

4.	Meetings

4.1	Frequency

The Committee will meet as frequently as required but must, at a minimum, meet once per year.

The Secretary must call a meeting of the Committee if requested to do so by any member of the Committee or Board.

4.2	Agenda and notice

The Secretary will be responsible, in conjunction with the Chair, for drawing up the agenda (supported by any necessary explanatory documentation) and circulating it to Committee members prior to each meeting.  The Secretary must notify members of the Committee of the date, time and location of Committee meetings as far in advance as possible, but not less than 2 days before the meeting.

4.3	Quorum

A quorum for Committee meetings will be at least 2 members, and at least 1 of the members of the quorum must be an independent director.

4.4	Minutes

The Secretary is responsible for taking minutes of each meeting and distributing them to Committee members as soon as practicable.

4.5	Attendance

The Committee may invite any person to attend part or all of any meeting of the Committee as it considers appropriate.  Voting at Committee meetings is restricted to Committee members.

5.	Objectivity

5.1	The Committee has the right to seek internal and external advice when it considers such advice necessary in order to fulfil its responsibilities.

5.2	Management must supply the Committee with information in a form, timeframe and of a quality that will enable the Committee to effectively discharge its duties.

5.3	The Committee must oversee that it obtains sufficient information to enable it to make informed decisions with respect to the advice and recommendations it provides to the Board.

6.	Responsibilities of the Committee

6.1	Remuneration, nomination, appointment and removal

The Committee is responsible for:

(1)	identifying specific individuals for nomination for directorship and key executive roles;

(2)	the Company’s recruitment, retention and termination policies and procedures for senior management;

(3)	providing advice and recommendations to the Board with respect to the appointment and removal of directors and key executives; and

(4)
providing advice and recommendations to the Board with respect to ensuring that the Company has appropriate remuneration policies and practices and that those policies and practices are consistent with its strategic goals and human resource objectives.

The Committee must oversee that there is a formal process in place for selecting and appointing new directors and key executives.

6.2	Director competencies

Prior to identifying an individual for nomination for directorship, the Committee must evaluate the range of skills, experience and expertise currently existing on the Board to monitor that the Committee identifies the particular skills, experience and expertise that will best complement Board effectiveness.

6.3	Board composition

The Committee is responsible for ensuring that the Board is of a size and composition that allows for:

(1)	decisions to be made expediently;

(2)	a range of different perspectives to be put forward regarding issues before the Board;

(3)	a range of different skills to be bought to Board deliberations; and

(4)	Board decisions to be made in the best interests of the Company as a whole rather than of individual shareholders or interest groups.

6.4	Board commitment

The Committee is responsible for monitoring, on an ongoing basis, the time required from non-executive directors and the extent to which non-executive directors are meeting these requirements.

6.5	Election of directors

The Committee must oversee that any notice of meeting relating to the election of directors provides the Company’s shareholders with the information necessary to allow the shareholders to make an informed decision on the election.

The Committee must oversee that non-executive directors are appointed for specific terms subject to re-election and to the ASX Listing Rules and the Corporations Act 2001 provisions regarding the removal of directors.

6.6	Induction procedures

The Committee must implement an induction process for new Board appointees and key executives.

6.7	Evaluation and review

The Committee is responsible for the:

(1)	evaluation and review of the performance of the Board (excluding the Chairman);

(2)	evaluation and review of the performance of individual directors;

(3)	review of and making of recommendations on the size and structure of the Board; and

(4)	review of the effectiveness and programme of Board meetings.

6.8	Remuneration

In respect of remuneration issues, the responsibilities of the Remuneration and Nomination Committee include determining, evaluating and reporting to the Board with respect to:

(1)	executive remuneration and incentive policies, including ensuring that the remuneration policies and practices of the Company are consistent with its strategic goals and human resource objectives;

(2)	the Company’s recruitment, retention and termination policies and procedures for senior management;

(3)	incentive schemes;

(4)	superannuation arrangements; and

(5)	the remuneration framework for directors.

The Remuneration and Nomination Committee operates independently of the senior management of the Company in its recommendations to the Board in relation to:

(1)	reviewing on an annual basis the performance and salary of the CEO and other executives including Executive and Employee Share Option Plan participation;

(2)	the remuneration packages and other terms and conditions of appointment and continuing employment of senior executives; and

(3)	reviewing non-executive directors’ remuneration within the maximum amount approved by shareholders.

The Board believes that directors are properly rewarded through payment of a fee which is reviewed annually in the light of market conditions and has regard to the responsibilities placed on the directors by the legal and financial framework within which they act.

The Corporations Act contains reporting requirements in relation to remuneration with which the Company complies.

7.	Reporting

7.1	Reporting to the Board

The Committee must report to the Board, at the first Board meeting subsequent to each Committee meeting, regarding the proceedings of each Committee meeting, the outcomes of the Committee’s reviews and recommendations and any other relevant issues.

7.2	Annual report

The Committee must provide the Board with advice and recommendations regarding the appropriate material and disclosures to be included in the corporate governance section of the Company’s annual report which relates to the Company’s remuneration and nomination policies and procedures, information concerning the directors and the performance evaluation of the Board.

7.3	Public availability of materials

The Committee must monitor that a copy of this Charter is made publicly available on the Company’s website in a clearly marked corporate governance section.

Dated: June  2010